Exhibit 99.1

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300 www.middleby.com

Robert A. Nerbonne Named to the Middleby Board of Directors

Elgin, Ill (August 7, 2019) – The Middleby Corporation (NASDAQ: MIDD) today announced the addition of Robert A. Nerbonne to the Middleby Corporation Board of Directors. Mr. Nerbonne brings more than 35 years of strategic business expertise to Middleby, including experience in top leadership positions with companies in the commercial foodservice equipment industry.

“Bob is an accomplished executive who has a deep knowledge base in a diversity of business environments,” said Gordon O’Brien, Middleby Chairman of the Board. “He has proven strategic, operational and financial expertise and is familiar with the business drivers and competitive landscape within our industry. He also brings experience in acquisition strategies, further strengthening the composition of the Middleby Board.”

Most recently Mr. Nerbonne was with Cooper-Atkins Corporation. He joined the company as a consultant in 2012 and was named Executive Vice President, Officer, and Member of the Board of Directors in 2014. He assisted in the restructuring and consolidation of company ownership and led the successful sale of the company in 2018.

Prior to his affiliation with Cooper-Atkins, Mr. Nerbonne was CEO of Ali Group North America. In this position, which he held from 2009 to 2011, he was responsible for leading 15 brands of global manufacturers of commercial food service equipment.

Before joining the Ali Group, Mr. Nerbonne held top leadership positions at Enodis (today Welbilt). When he left the company in 2009 he was Group President, Americas, where he was responsible for oversight of the 13 brands with sales of nearly $1 billion. He joined the company in 2002 and held several senior roles before being named Group President.

Before joining Enodis, Mr. Nerbonne held various leadership positions in the commercial foodservice industry, including President of Pitco from 1988-1998, which was prior to Middleby ownership.

ABOUT THE MIDDLEBY CORPORATION

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, APW Wyott®, Bakers Pride®, Bear Varimixer®, Beech®, BKI®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, Crown Food Equipment®, CTX®, Desmon®, Doyon®, Eswood®, EVO®, frifri®, Firex®, Follett®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, JoeTap®, Josper®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, QualServ®, SiteSage®, Southbend®, Star®, Sveba Dahlen®, Ss Brewtech® Taylor®, Toastmaster®, TurboChef®, Ultrafryer®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, M-TEK®, Pacproinc®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems®, Thurne® and Ve.Ma.C.®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Fired Earth®, EVO®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

Contact: Darcy Bretz (847) 429.7756 or dbretz@middleby.com